Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 10, 2004 relating to the financial statements, which appears in Plains Exploration & Production Company’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

March 11, 2004